Exhibit 99.1

PRESS RELEASE

InfoSonics Reports Fourth Quarter 2013 Results

SAN DIEGO, March 6, 2014 – InfoSonics Corporation (NASDAQ: IFON), the provider of verykool® wireless handset solutions and tablets, today announced results for its fourth quarter ended December 31, 2013.

“We are pleased to report a second consecutive quarter of profitability,” said Joseph Ram, president and CEO of InfoSonics. “Sales in the fourth quarter grew 40% over the same quarter last year, gross profit grew 48% and operating expenses declined by 26%. It was a record quarter for verykool® products in terms of both sales dollars and units shipped. Unit shipments during the quarter rose 96% compared to the prior year and resulted in another record year with over 1.9 million units shipped during 2013. We are beginning to see a higher overall demand for smartphones, and are adjusting our portfolio of products accordingly. In 2014, we also plan to increase our sales efforts in the United States.”

InfoSonics reported net sales for the 2013 fourth quarter of $11.9 million, which represented a $3.4 million, or 40%, increase from $8.5 million for the fourth quarter of 2012. The Company reported growth in a number of geographical areas including Mexico, Puerto Rico and Peru, as well as increased sales to private label customers in EMEA and APAC. Unit shipments during the quarter nearly doubled compared to the prior year, and the average selling price declined by 28% as carrier customers in Latin America purchased more low-end feature phones. Net sales for the year ended December 31, 2013 amounted to $37.9 million, which represented a $3.6 million, or 11%, increase from $34.3 million for the 2012 year. Excluding the $2.7 million of distribution sales in the first quarter of 2012, the quarter in which the Company ceased its third-party distribution business, sales of verykool® products during 2013 grew by $6.3 million, or 20%, compared to 2012.

Gross profit in the fourth quarter of 2013 was $2.0 million, a 48% increase over $1.4 million in the 2012 fourth quarter. The gross profit margin as a percent of sales in the fourth quarter of 2013 rose to 16.9% compared to 16.0% in the 2012 fourth quarter. Gross profit for the year ended December 31, 2013 amounted to $6.9 million, a $136,000, or 2%, increase from $6.8 million for the 2012 year. The gross profit margin as a percent of sales for 2013 declined to 18.3% from 19.9% in the prior year, reflecting an increase in the sale of low-end feature phones at lower margins during the year.

Operating expenses in the fourth quarter of 2013 were $1.9 million, a decrease of $654,000, or 26%, compared to $2.5 million in the 2012 fourth quarter. This reflects a $176,000, or 10%, decrease in SG&A expenses and a $478,000, or 69%, decrease in R&D expenses. Operating expenses for the year ended December 31, 2013 amounted to $8.1 million, a $1.2 million, or 13%, decrease from $9.3 million for the 2012 year, reflecting decreased bad debt and other expenses, partially offset by increased legal fees, and substantially reduced R&D expenses incident to the Company’s restructurings during 2013 of its China-based development team.

Net income for the fourth quarter of 2013 was $125,000, or $0.01 per share, compared to a net loss of $1.2 million, or $0.08 per share, in the fourth quarter of 2012. The net loss for the year ended December 31, 2013 was $597,000, or $0.04 per share, compared to a loss for the year ended December 31, 2012 of $2.5 million, or $0.18 per share.

At December 31, 2013, the Company had $2.4 million in cash, $15.9 million of net working capital and no outstanding indebtedness. Cash and restricted cash balances declined by $3.9 million compared to the December 31, 2012 balances primarily as a result of the growth in receivables and prepaid inventories.

About InfoSonics Corporation

InfoSonics is a San Diego-based designer, manufacturer and provider of wireless handsets and related products to OEMs, carriers, distributors and consumers in the United States, Latin America, Europe, Africa and Asia Pacific. The company is committed to delivering quality products with innovative industrial designs that appeal to consumers and offer exceptional value. InfoSonics sells and supports its own line of products under the verykool® and other private label brands. Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, without limitation: (1) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) our ability to develop new verykool® handsets and successfully introduce them into new emerging markets; (3) extended general economic downturn in world markets; (4) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (5) the ability of the Company to maintain and improve its gross margins despite intense competition; (6) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations which could significantly increase selling prices of our products to our customers and end-users; (7) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (8) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (9) significant changes in supplier terms and relationships, disruptions in production at contract manufacturers or shortages in product supply; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk and other related risks; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) uncertain political and economic conditions internationally, including terrorist or military actions; (14) the loss of a key executive officer or other key employees and the integration of new employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) seasonal buying patterns; (18) the resolution of any litigation for or against the Company, including claims for infringement of intellectual property; (19) the ability of the Company to have access to adequate capital to fund its operations; and (20) the ability of the Company to generate taxable income in future periods. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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InfoSonics Corporation

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Audited)
Net sales	$11,865	$8,452	$37,895	$34,294
Cost of sales	9,863	7,096	30,953	27,488

Gross profit	2,002	1,356	6,942	6,806

Operating expenses:
Selling, general and administrative	1,637	1,813	6,751	7,075
Research and development	217	695	1,336	2,218

	1,854	2,508	8,087	9,293

Operating income (loss)	148	(1,152)	(1,145)	(2,487)
Other income (expense):
Other income (expense), net	(2)	(7)	582	(72)
Interest	2	8	17	61

Income (loss) before provision for income taxes	148	(1,151)	(546)	(2,498)
Benefit (provision) for income taxes	(23)	—	(51)	(2)

Net income (loss)	$125	$(1,151)	$(597)	$(2,500)

Net income (loss) per share:
Basic	$0.01	$(0.08)	$(0.04)	$(0.18)
Diluted	$0.01	$(0.08)	$(0.04)	$(0.18)
Weighted-average number of common shares outstanding:
Basic	14,184	14,184	14,184	14,184
Diluted	14,294	14,184	14,184	14,184

InfoSonics Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$2,369	$5,230
Restricted cash	—	1,003
Trade accounts receivable, net of allowance for doubtful accounts of $373 and $339, respectively	11,856	10,247
Other accounts receivable	163	95
Inventory	2,467	3,429
Prepaid assets	3,435	1,521

Total Current Assets	20,290	21,525
Property and equipment, net	200	367
Other assets	179	229

Total assets	$20,669	$22,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,161	$1,514
Accrued expenses	3,180	3,786

Total current liabilities	4,341	5,300

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized (no shares issued and outstanding)	—	—
Common stock, $0.001 par value, 40,000 shares authorized, 14,184 shares issued and outstanding as of December 31, 2013 and December 31, 2012	14	14
Additional paid-in capital	32,391	32,282
Accumulated other comprehensive loss	(18)	(13)
Accumulated deficit	(16,059)	(15,462)

Total stockholders’ equity	16,328	16,821

Total liabilities and stockholders’ equity	$20,669	$22,121

InfoSonics Corporation

Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	For the Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(597)	$(2,500)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	263	276
Loss on disposal of fixed assets	49	64
Provision for bad debts	34	242
Provision for obsolete inventory	(194)	171
Stock-based compensation expense	109	231
(Increase) decrease in:
Trade accounts receivable	(1,643)	(1,879)
Other accounts receivable	(68)	(19)
Inventory	1,156	(1,362)
Prepaids	(1,914)	964
Other assets	50	(160)
Decrease in:
Accounts payable	(353)	(992)
Accrued expenses	(606)	(933)

Net cash used in operating activities	(3,714)	(5,897)

Cash flows from investing activities:
Purchase of property and equipment	(145)	(396)
(Increase) decrease in restricted cash	1,003	(3)

Net cash provided by (used in) investing activities	858	(399)

Effect of exchange rate changes on cash	(5)	104

Net decrease in cash and cash equivalents	(2,861)	(6,192)
Cash and cash equivalents, beginning of period	5,230	11,422

Cash and cash equivalents, end of period	$2,369	$5,230

Cash paid for interest	$—	$—
Cash paid for taxes	—	—